Filed pursuant to Rule 433
Registration No. 333-226856
September 11, 2018
PRICING TERM SHEET

Issuer:	Southwestern Electric Power Company
Designation:	Senior Notes, Series M, due 2028
Principal Amount:	$575,000,000
Maturity:	September 15, 2028
Coupon:	4.10%
Interest Payment Dates:	March 15 and September 15
First Interest Payment Date:	March 15, 2019
Benchmark Treasury:	2.875% due August 15, 2028
Benchmark Treasury Yield:	2.975%
Reoffer Spread:	T+112.5 basis points
Yield to Maturity:	4.100%
Price to Public:	100.000% of the principal amount thereof
Redemption Terms: Make-whole call: Par call:	Prior to June 15, 2028 at a discount rate of the Treasury Rate plus 20 basis points On or after June 15, 2028 at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	845437 BR2/ US845437BR25
Transaction Date:	September 11, 2018
Settlement Date:	September 13, 2018 (T+2)
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Scotia Capital (USA) Inc. Wells Fargo Securities, LLC
Co-Managers:	BNP Paribas Securities Corp. Mizuho Securities USA LLC BOK Financial Securities, Inc.
Expected Ratings*:	Baa2 by Moody’s Investors Service, Inc. A- by S&P Global Ratings, Inc., a division of S&P Global Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, Scotia Capital (USA) Inc., toll-free at 1-800-372-3930 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.